DFAN14A
Filed by UNITE HERE
275 7th Avenue,
New York, NY 10001

First released to shareholders on 4/27/15

For important additional information, please see our definitive proxy statement, filed 4/16/15, at:

http://www.sec.gov/Archives/edgar/data/356213/0001034426
15000036/pnkdefc14aedgar041615.htm

Pinnacle Entertainment, Inc.: Protecting shareholder rights through a spin-off

UNITE HERE * 275 7TH AVENUE * NEW YORK, NY 10001

UNITE HERE: Improving Corporate Governance at Hospitality REITs

Concerns with statutory, company-specific takeover defences at hospitality REITs

18 reforms at 13 REITs since 2012 through engagement, votes

Proposals implemented include

- opting out of Maryland anti-takeover statutes for REITs (6)
- board declassification (2)
- shareholder approval of poison pills (1)
- a majority vote standard for director elections (4)

Uncertainty Surrounding REIT Spin-off

Gaming REITs are a new business model, and Penn National Gaming's 2013 spin-off of Gaming and Leisure Partners (GLPI) is the only REIT in the gaming industry to date.

As of April 2, GLPI's stock price had declined by 27% since its early high in December 2013, while the NAREIT Lodging REIT index price has grown 28% during the same time frame.

The gaming industry is highly consolidated and expansion opportunities have slowed with market saturation. Both factors may limit acquisition opportunities for a gaming REIT.

Additional Sources of Uncertainty

Hospitality REITs are volatile, especially during cyclical downturns. Hotel REIT stocks (measured by the NAREIT Lodging REIT Index) lost over 86% of their stock price between May 2007 and February 2009.

No gaming REIT has experienced an economic recession.

The gaming industry is highly regulated.

The IRS is considering a draft Rule (REG-150760-13) that seeks to clarify the definition of real estate investment trust property. If adopted, it could be considerably more difficult for gaming companies to adopt the REIT structure.

Protecting Shareholder Rights in a Spin-off

Proposal 7 through 10 preserve the right of shareholders to:

- Amend the Bylaws (#7)
- Elect Directors Annually (#8)
- Call a Special Meeting (#9)
- Approve a Poison Pill (#10)

Limiting Anti-Takeover Provisions in a Spin-off

Proposal 11 gives shareholders the right to approve opting into state anti-takeover statutes.

- any new company created through a spin-off or other restructuring would opt out of state anti-takeover statutes, if applicable
- a majority vote of shareholders would be required to opt back in

Strengthening the Right of Shareholders to Initiate Bylaw Amendments

Proposals 12 and 13 address the inability of shareholders to make permanent improvements to corporate governance:

- remove the ability of the Board to amend Bylaws without the approval of shareholders
- adopt a majority vote standard for approving bylaw amendments

Summary of proposals:

Vote **FOR** preserving shareholders' right to amend the Bylaws in a spin-off company.

Vote **FOR** preserving shareholders' right to elect directors annually in a spin-off company.

Vote **FOR** preserving shareholders' right to call a Special Meeting in a spin-off company.

Vote **FOR** the right of shareholders to approve a poison pill in a spin-off company.

Vote **FOR** the right of shareholders to approve opting into state anti-takeover statutes in a spin-off company.

Vote **FOR** removing the ability of the Board to amend the Bylaws without shareholder approval.

Vote **FOR** maintaining majority vote of shareholders to approve Bylaw amendments.